EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

         EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT, made as of January 22nd, 2003, between Pennsylvania Avenue Advisers LLC, a
District of Columbia limited liability company (the "Company"), and The Pennsylvania Avenue Event-Driven Fund, a series of The Pennsylvania Avenue Funds, a Delaware Business Trust (the "Fund").

       WHEREAS, the Company wishes to reduce the expenses of the Fund until the Fund achieves a certain level of assets; and

       WHEREAS, the Fund wishes to have the Company enter into such an agreement and is prepared to repay such expenses if the Fund subsequently achieves a sufficient level of asset;

NOW, THEREFORE, the parties agree as follows:

1. The Company agrees to reduce its fees or to reimburse the Fund for its ordinary operating expenses in order that the total expenses of the Fund (other than extraordinary expenses, such as litigation) with respect to Investor Class shares do not exceed 1.50% per annum of average daily net assets attributable to Investor Class shares. The Company also agrees to reduce the portion the Fund's expenses attributable to Adviser Class shares by the same number of basis points such expenses are reduced for Investor Class shares.

2. The Company may discontinue such expense limitation at any time by supplementing the Fund's prospectus prior to such discontinuance and by prior notice to the Board of Trustees of the Fund.

3. This Agreement shall continue in effect with respect to all classes of the Fund until one year after the effective date of the Fund's registration statement and shall thereafter continue in effect with respect to each class of the Fund from year to year provided such continuance is specifically approved by a majority of the Trustees of the Fund who (i) are not "interested persons" of the Fund or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees"). This Agreement shall terminate automatically upon the termination of the investment advisory agreement between the Fund and the Company.

4.      This Agreement shall be governed by the laws of the State of
Delaware.
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         In witness whereof, the parties hereto have caused this
Agreement to be signed as of the 22nd day of January 2003.

         Pennsylvania Avenue Funds	By __/s/ THOMAS_KIRCHNER _______
                             	THOMAS KIRCHNER, President

         Pennsylvania Avenue Funds	By _____/s/_GARY_TERNULLO_______
                             	GARY TERNULLO, Trustee

         Pennsylvania Avenue Funds	By ___/s/_GALE_WITOONCHATREE____
                             	GALE WITOONCHATREE, Trustee

         Pennsylvania Avenue Advisers LLC	By __/s/ THOMAS_KIRCHNER __
                             		THOMAS KIRCHNER, Managing Member